Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China BAK Battery, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of China BAK Battery, Inc. of our report dated August 22, 2006, with respect to the consolidated balance sheets of China BAK Battery, Inc. and subsidiaries as of September 30, 2004 and 2005, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2005, which report appears in the September 30, 2005 annual report on Form 10-KSB/A, Amendment No. 3 to Form 10-KSB of China BAK Battery, Inc.

Our report refers to the restatement of the consolidated financial statements, which were previously audited by other independent accountants, to correct certain accounting errors that were detected after the original issuance of those consolidated financial statements.

/s/KPMG

Hong Kong, People’s Republic of China
October 2, 2006